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                                                                 Exhibit 10.38


                            PERSONAL AND CONFIDENTIAL


December 19, 2000

Mr. Robert I. Lipp



Dear Bob:

        This will confirm our discussions regarding your proposed retirement as an officer and employee from the Company and its affiliates.

- The effective date of your retirement as an officer and employee will be on or about December 31, 2000 (the "Retirement Date"). Upon such retirement, for purposes of all plans and programs of the Company and its affiliates, you will be treated as having incurred a "Retirement," as defined in each such plan and program.

- At such time, you will retire as an employee and from all positions as an officer or director of the Company and its affiliates, as well as a fiduciary of any benefit plan of the Company and its affiliates except that you will continue as a director of Citigroup Inc. (for which, effective January 1, 2001, you will be compensated in a similar fashion to non-employee directors generally) and will become Chairman of the Board of Travelers Property Casualty Corp. ("TAP") (for which, effective January 1, 2001, you will be compensated in an amount to be determined between you and TAP), in each case for so long as is mutually agreeable between you and the Company. You may resign either or both positions at any time without effect on any other provisions of this agreement.

- During the period from the date hereof until the effective date of your retirement, you will continue to be compensated at your current rate of base pay, will continue to enjoy your current participation in various benefit and employee plans and will continue to receive such other prerequisites as you currently receive.

- You also will be eligible for consideration for a discretionary bonus for 2000 in the ordinary course when bonuses are considered for other senior executives, presently

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        scheduled for January, 2001. Such bonus will not be subject to participation in the Company's Capital Accumulation Plan.

- Following the effective date of your retirement, your continued participation in (1) employee medical and welfare plans, (2) the Company's stock option plans, (3) the Company's CAP Plan and (4) and any other plan or programs of the Company or its affiliates (the "Equity and Benefit Plans") will be pursuant to the terms of such plans as they relate to retirees, except as otherwise provided for herein.

- Following the effective date of your retirement and continuing for a period of one year, you will make yourself available, on a limited, non-exclusive basis and scheduled so as to not unreasonably interfere with your other activities, to consult with the Company on matters reasonably related to your prior service with the Company. Such matters may include training, operational efficiencies and strategic initiatives. You will not be separately compensated for such consulting activities, but will have your expenses reimbursed.

- Notwithstanding the provisions of any plan or program, the following shall apply to your Retirement.

        - All stock options and CAP awards shall be fully vested upon your Retirement.

        - All other benefits and awards under any other Equity and Benefit Plans shall be fully vested on your Retirement.

        - No stock options (including but not limited to reload grants, CAP awards or other benefits and awards under any other Equity and Benefit Plans, including but not limited to those shares acquired upon prior option exercises, shall be subject to any forfeiture provisions, clawback provisions or restrictions on exercise or sale (other than under the securities laws), other than, in substitution for all other forfeiture or clawback criteria, the sole criteria shall be that, without the Company's prior written consent, you will not for two (2) years from your Retirement Date become a director of, or assume responsibility for running a significant business activity of any of the entities listed on that certain letter, dated as of the date hereof and referencing this paragraph. Upon your request, we will promptly notify you of whether we will treat any proposed activity as being in violation of the foregoing.

        - All options shall remain exercisable for at least two (2) years from your Retirement Date, except to the extent the original grant period ends earlier.

- You acknowledge that you, of course, have a continuing obligation not to publicly disclose confidential information about the Company or its customers obtained in the

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        course of your career with the Company (other than in compliance with legal process).

- Upon your Retirement you will, of course, receive payment for accrued but unused vacation, unpaid expense reimbursement and similar items. You will, of course, also continue all rights to indemnification and directors and officers liability insurance coverage.

- Any notice to be given under the latter shall be sent: if to you, at your last home address on the records of the Company or, if to the Company, to my attention at the Company's executive offices. Notices should be sent by hand delivery, telecopy or overnight delivery and will be deemed given when received.

- This letter agreement will be governed by New York law (without regard to principles of conflict of laws) and reflects the entire agreement with regard to the subject matter. It may not be modified or terminated orally, but only by a writing executed by the party to be charged. Any disputes with regard to this letter will be resolved by binding arbitration, to be held in New York, New York, in accordance with the rules and procedures of the American Arbitration Association before one arbitrator selected jointly by you and the Company. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

        If the foregoing accurately reflects our discussions, please sign in the space provided below and return a copy of this letter.

                                       Sincerely,

                                       Citigroup Inc.

                                       by: /s/ Charles O. Prince, III
                                           --------------------------

Acknowledged and agreed:

/s/ Robert I. Lipp
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Date: 12/19/00